Exhibit 10.14

LEASE AGREEMENT

THIS AGREEMENT is entered into in the city of Montreal (Québec) as of this November 26, 2019 (the “Effective Date”).

BY AND BETWEEN:	NEOMED INSTITUTE, a corporation governed by the Canada Not-for-profit Corporations Act, having its principal place of business at 7171, Frederick-Banting Street, Saint-Laurent, Province of Québec, H4S 1Z9;

(Hereinafter referred to as the “Lessor”)

AND:	REPARE THERAPEUTICS INC., a corporation duly incorporated under the Canada Business Corporations Act, with its head office at 7210 Frederick-Banting Street, Suite 100, Saint-Laurent, Province of Québec H4S 2A1 herein acting and represented by Lloyd Segal, Chief Executive Officer, duly authorized for the purposes hereof;

(Hereinafter referred to as the “Lessee” and collectively with the Lessor, the “Parties” and “Party” means any one of the Parties)

NOW THEREFORE, in consideration of the covenants, rights and obligations contained in this Agreement, the Parties hereto agree as follows:

1	INTERPRETATION

1.1	Definitions

1.1.1	“2nd Floor ROFO Notice” has the meaning ascribed thereto in Sub-Section 8.1.1.

1.1.2	“2nd Floor ROFO Space” has the meaning ascribed thereto in Sub-Section 8.1.1.

1.1.3

“Applicable Laws” means all laws, statutes, codes, bylaws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, approvals, authorizations, directions and requirements of all governmental or other public authorities that now or at any time hereafter may be applicable to this Lease, the Lessor, the Lessee, the Leased Premises or any part thereof, movable property situated thereon, or any activities being carried on in said Leased Premises.

1.1.4

“Building” means a certain real and immovable property composed of the parcel of land and the constructions to be erected thereon, including the industrial building to be constructed adjacent to the property located at 7171, Frederick-Banting Street, Saint-Laurent, Province of Québec, H4S 1Z9.

1.1.5	“Commencement Date” means July 1, 2020.

1.1.6

“Common Facilities” means the Building and its appurtenances, parking areas, driveways, sidewalks, and other exterior facilities of the Building as are provided by the Lessor to the Lessee from time to time for use or access in common with other users of the Building, including all equipment, installations, utilities and facilities.

1.1.7	“Deficiency List” has the meaning ascribed thereto in Sub-Section 6.1.3.

1.1.8	“Deposit” has the meaning ascribed thereto in Section 4.8.

1.1.9	“Environmental Laws” has the meaning ascribed thereto in Sub-Section 5.10.1.

1.1.10	“Extension Term” has the meaning ascribed thereto in Sub-Section 3.2.1.

1.1.11	“Hazardous Materials” has the meaning ascribed thereto in Sub-Section 5.10.2.

1.1.12	“Initial Term” has the meaning ascribed thereto in Section 3.1.

1.1.13	“Lease” means this lease, any schedules and appendices attached hereto, as amended, modified or restated from time to time.

1.1.14	“Leased Premises” has the meaning ascribed thereto in Section 2.1.

1.1.15	“Lessor’s Work” has the meaning ascribed thereto in Section 6.1.1.

1.1.16	“Normal Business Hours” means from 6h00 to 18h00, Montreal time, Monday through Friday.

1.1.17	“Override Right” has the meaning ascribed thereto in Sub-Section 6.4.2.

1.1.18	“Phase II” means the second (2nd) extension of the building located at 7171 Frederick-Banting Street, Saint-Laurent, Province of Québec.

1.1.19	“Phase II ROFR Notice” has the meaning ascribed thereto in Sub-Section 9.1.1.

1.1.20	“Phase II ROFR Space” has the meaning ascribed thereto in Sub-Section 9.1.1.

1.1.21	“Rent” means the amount described in Schedule A per square foot of the Leased Premises per annum.

1.1.22	“Rules” has the meaning ascribed thereto in Section 5.6.

1.1.23	“Term” means the Initial Term and, where the context requires, includes the Extension Term.

1.1.24	“Warranty Period” has the meaning ascribed thereto in Sub-Section 6.1.5.

1.2	Headings

The headings and titles appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

2	LEASE

2.1	Leased Premises

The Lessor hereby rents the premises described in Schedule A and as outlined in Appendix 2.1 (hereinafter referred to as the “Leased Premises”) to the Lessee for the Term.

2.2	Area of the Leased Premises

The area of the Leased Premises is stated in Schedule A. The Lessor may, at their entire discretion, have the Leased Premises measured by an architect or surveyor within 90 days following the Commencement Date or at such later time as the Parties, acting reasonably, may agree to. The Lessor will promptly deliver a copy of the report prepared by the architect or surveyor to the Lessee and the area as disclosed by the architect or surveyor’s report will thereafter, but with effect retroactive to the Commencement Date, be the final area of the Leased Premises, binding on all Parties, unless contested in writing within ten (10) days of receipt of the said certificate. If any adjustments have to be made in respect of amounts paid or payable by the Lessee prior to delivery of any certificate referred to in this Section, they will be made by (i) payment by the Lessee of any amount it owes to the Lessor, within 30 days after the Lessee receives its copy of the certificate or (ii) crediting any amounts which the Lessor owes to the Lessee against the payments by the Lessee next coming due under this Lease.

2.3	Changes to Leasable Area

Any change regarding the leasable area of the Leased Premises will entail a corresponding increase or decrease in the calculation of all the amounts due under this Lease, which amounts are calculated based on the leasable area of the Leased Premises.

2.4	Access to Common Facilities

Rental by the Lessee of the Leased Premises entitles the Lessee to use the Common Facilities provided by the Lessor to all tenants in the Building.

3	TERMS OF LEASE

3.1	Term

The term of this Lease is for the period set forth in Schedule A (the “Initial Term”), subject to early termination or renewal in accordance with the provisions of this Lease.

3.2	Renewal

3.2.1

Provided (i) this Lease is then in full force and effect, (ii) the Lessee is itself in occupancy and carries on business in and from the entirety of the Leased Premises, and (iii) the Lessee is not in default in the performance of its obligations under this Lease, the Lessee shall have one (1) option to extend the Initial Term, for a period of five (5) years (the “Extension Term”), commencing on the day immediately following the last day of the Initial Term, under the same terms and conditions as are contained in this Lease save and except that:

a.	the Lessee shall accept the Leased Premises “as is – where is” in their then state and condition;

b.	the Rent shall be the then prevailing rental rate which the Lessor could reasonably obtain for the Leased Premises from a willing tenant dealing at arm’s-length with the

Lessor in the market as of the date on which the Lessee exercises the option to extend, having regard to all relevant circumstances, including, without limitation, the length of the Extension Term, the size and location of the Leased Premises, the terms and provisions of this Lease for the Extension Term, the age, use and condition of the Leased Premises, the rentals being obtained for comparable space in comparable locations in the municipality where the Leased Premises are situated; and

c.	there will be no further options to extend the Term.

3.2.2

The option to extend contained in this Section may only be exercised by Lessee giving Lessor written notice to such effect no less than twelve (12) months prior to the commencement of the Extension Term. In the event the Lessee fails to exercise this option to extend in the manner and before the deadline mentioned above, such option to extend will be irrevocably deemed to have been waived and to have become null and void and never to have existed. In the event that the Lessee exercises this option to extend in the manner and before the deadline mentioned above, the Parties will endeavour to negotiate in good faith and to execute a written agreement as to the Rent payable for the Extension Term as soon as reasonably possible after the exercise by the Lessee of the option to extend.

3.2.3	Within thirty (30) days from the exercise by the Lessee of the option to extend, the Lessor shall provide the Lessee its proposed Rent for the Leased Premises for the Extension Term.

3.2.4

In the event that the Parties fail for any reason to agree in writing upon the Rent to apply for the Extension Term at the latest four (4) months after the exercise by the Lessee of the option to extend, then such dispute shall be submitted to arbitration before a single arbitrator selected by the Parties within fifteen (15) days following the expiry of this 4-month period, failing which either may ask the Superior Court of Québec, sitting in the judicial district of Montreal, to appoint such arbitrator. The Parties shall not be bound during such proceeding by the Rent proposed by each of them respectively. The decision of the arbitrator as to the Rent during the Extension Term shall be final and binding on the Parties with no right of appeal. The arbitrator shall be an independent appraiser duly qualified in the evaluation of commercial real estate in Montreal and the determination of rentals applicable thereto, with at least ten (10) years of experience with the industrial real estate sector and shall be a qualified member of the Ordre des évaluateurs agréés du Québec. The costs and expenses of the arbitrator and of the arbitration proceedings shall be borne equally by the Lessor and the Lessee but each Party shall bear the costs of its own legal counsel and any professional advisers, appraisers or evaluators employed by it. If the decision of the arbitrator is not rendered prior to the commencement of the Extension Term in question, the Lessee shall pay as annual Rent the same Rent as payable in the last year immediately preceding such Extension Term, with appropriate retroactive adjustments being made within thirty (30) days following the delivery of a decision by the arbitrator. Save as required by Applicable Law, each Party undertakes to keep confidential all information regarding the existence of the arbitration, all disclosures made during the arbitration, all materials or information created, used or produced for the purpose of the arbitration, as well as all awards and orders made by the arbitrator. This obligation of confidentiality extends to all materials or information created, used or produced during any proceedings related to the arbitration, including, without limitation, any proceedings before the courts for injunctive relief, or proceedings to protect or pursue a legal right or enforce or challenge any award or order made during the arbitration. The Parties agree to use their best efforts to impose confidentiality on all witnesses, including any expert witnesses, who will participate in the arbitration. The Parties will not, however, be liable for any breach of confidentiality by any witness. The Party prevailing in the arbitration may enforce the award by any means permitted by Applicable Law, including entering the award as a judgment of any court. The place of the arbitration shall be Montreal, Québec and the governing law of the arbitration will be the laws of the Province of Québec and the federal laws of Canada applicable in such province. The language of the arbitration and any written submissions shall be in English. Provided and to the extent that they do not derogate from the foregoing, the provisions of the Code of Civil Procedure of Québec pertaining to arbitration will apply in addition to the foregoing provisions with respect to the arbitration herein contemplated.

3.3	Expiration of Lease

This Lease expires ipso facto without notice or formal request on the expiration date stipulated in this Lease and no continued occupation of the Leased Premises by the Lessee beyond this date may be construed as a tacit extension or renewal of the Lease for any term whatsoever, the whole notwithstanding the provisions of articles 1878 and 1879 of the Civil Code of Québec, and the Lessee will be presumed to be occupying the premises against the wishes of the Lessor, who will henceforth be entitled to take all the measures provided by Applicable Law to evict the Lessee and obtain damages.

3.4	Right to terminate

The Tenant shall have a one-time right to terminate the Lease prior to the end of the Initial Term upon the following conditions:

3.4.1	No less than thirty (30) months of the Initial Term shall have lapsed.

3.4.2

A change of control of the Tenant shall have occurred following said thirty (30) month period, other than pursuant to a change of control set forth in section 11.14.6 hereof or an initial public offering.

3.4.3	A twelve (12) month prior written notice to that effect shall have been received by the Lessor following the occurrence of such change of control.

3.4.4

A payment equal to the then unamortized portion of the leasehold improvements in the amount of $1,700,000 shall be paid by the Lessee to the Lessor at the expiry of the twelve (12) month notice period and the Lessee shall have forfeited the Deposit in favour of the Lessor.

4	RENT

4.1	Rent

During the Term, the Lessee will pay to the Lessor the Rent, in advance, in equal monthly instalments, on the first day of every month during the Term. As such, the Lessee hereby authorizes the Lessor to withdraw, from the account described in Schedule A, every first (1st) day of each month during the Term the monthly installment of the Rent. The first payment of the Rent will be made on the first day of the Term. If the Term begins on any day other than the first, or ends on any day other than the last, of a calendar month, Rent for the fractions of a month at the beginning and at the end of the Term will be adjusted pro rata, on the basis of the actual number of days in those calendar months.

4.2	Rent Adjustment

Rent shall be increased on every anniversary of this Lease, according the Rent amount set forth in Schedule A for each year of the Term. Rent, as so adjusted, shall thereafter be due as provided herein. Rent adjustments for any fractional calendar month shall be prorated.

4.3	Tax Upon Rent

The Lessee shall pay the Lessor the goods and services tax (GST), the Québec sales tax (QST) and any other similar tax that may be put in force prior to or during the Term, imposed by any competent authority, that the Lessor must collect or may be asked to collect in respect of the Rent or any other amount payable to the Lessor or for the benefit of the Lessor under the Lease or in respect of all goods, services or supplies that the Lessor may provide to the Lessee under the Lease.

4.4	Insurance and Property Taxes

This Lease is a gross lease, and as such, the Rent includes the Lessee’s proportionate share of the property taxes affecting the Leased Premises of the Lessor. Notwithstanding the foregoing, the Lessee is responsible for all taxes imposed on property belonging to the Lessee, leasehold improvements, and on all other property placed by the Lessee on the Leased Premises.

4.5	Late Payment

All sums payable by the Lessee in virtue of this Lease, not paid at maturity, shall bear interest at the rate of ten percent (10%) per annum calculated and compounded monthly until paid.

4.6	Offset

The Lessor is entitled, at its discretion, to apply or offset all amounts received from the Lessee or due to the Lessee in respect of any amount due and payable by the Lessee under this Lease, notwithstanding any indication or instruction to the contrary by the Lessee, who agrees to said application or offset.

4.7	Waiver of Compensation Right

The Lessee hereby waives the right to compensation in respect of each and every claim or indemnity, present or future, against any rent or other amounts due under this Lease. The Lessee agrees to pay the Rent and all other amounts due to the Lessor from time to time, irrespective of any claim, indemnification or compensation that the Lessee may seek or that a third party may claim on the Lessee’s behalf, and without any reduction or deduction.

4.8	Security Deposit

The Lessee shall submit a deposit in an amount equal to three (3) months of Rent to the Lessor (the “Deposit”) in accordance with the terms of Section 4.9 hereof, as security for the costs incurred by the Lessor which are the Lessee’s responsibility under this Lease and the faithful performance by the Lessee of the terms, covenants and conditions of this Lease during the Term. The Deposit will be returned by the Lessor to the Lessee within thirty (30) days of the end of the Term provided the Lessee shall have then complied with the provisions of Section 5.20 hereof and shall not otherwise then be in default hereunder, except that the Lessor may apply all or part of the Deposit as compensation for any loss or damage arising from the breach by the Lessee of any provision of this Lease. This right will not be construed to limit the Lessor’s other rights under this Agreement or under Applicable Law or to limit the amount recoverable by the Lessor for damages in respect of breaches by the Lessee of this Lease. If the Lessor uses all or part of the Deposit, the Lessee will, upon notification by the Lessor, remit to the Lessor the amount required to replenish the Deposit in respect of the amounts so applied. The Lessor will not be required to pay interest to the Lessee on any of the amounts paid to the Lessor or retained by it under this Section. The Lessor may deliver the Deposit to any purchaser of the Lessor’s interest in this Agreement, whereupon the Lessor will immediately be discharged from any further liability with respect to the Deposit. The Lessee will not assign, hypothecate or encumber its interest in the Deposit except in connection with a transfer permitted under Section 11.14 hereof, in which case the Lessee’s interest in the Deposit will be deemed to have been assigned to the assignee as of the date of the transfer. The Deposit will not be governed by the provisions of Articles 2283 and following of the Civil Code of Québec and shall be considered as the property of the Lessor and not of the Lessee. In the event of bankruptcy, insolvency or liquidation of the Lessee, the Lessor shall immediately have the right to confiscate the Deposit and to retain it as owner without prejudice to all of the Lessor’s other rights and recourses.

4.9	Prepaid Rent and Deposit

The Lessee shall remit to the Lessor the aggregate amount of $1,700,000.00 (as indicated below) applicable as follows:

4.9.1	As to $343,649.86, as a security deposit to be dealt with in accordance with the terms of Section 4.8 hereof.

4.9.2	as to $1,356,350.14, as pre-paid Rent to the extent of $56,514.59 per month for the twenty-four (24) consecutive months as of the Commencement Date.

4.9.3

The Lessee shall remit to the Lessor on the Effective Date the amount of $850,000.00 and an irrevocable letter of credit issued by a Canadian chartered bank in the amount of $850,000.00 with an expiry date of not less than one (1) year. The Lessee shall remit to the Lessor on February 1, 2020 the amount of $850,000.00 and the Lessor shall contemporaneously therewith remit the said letter of credit. In the event the Lessee fails or omits to remit the amount of $850,000.00 on February 1, 2020, the Lessor shall be entitled to hold the letter of credit and draw on it on or before the expiry of the terms thereof (unless the Lessee shall have remitted such amount prior thereto) and apply the proceeds thereof in accordance with this section.

5	LESSEE’S OBLIGATIONS

5.1	Use of Leased Premises

5.1.1

The Lessee shall use the Leased Premises solely and exclusively for scientific research, development activities, laboratory use and/or office space in connection thereof including marketing and market development and shall comply with all requirements of all Applicable Laws. The Lessee’s activities in the Leased Premises shall consist of a minimum of 30% research and development activities. The Leased Premises may not be used for any other purposes without the written consent of the Lessor, failing which the Lessor is entitled to automatically terminate the Lease. Exterior storage is not permitted on any grounds of the Building.

5.1.2

Notwithstanding any provision to the contrary, the Lessee shall not run any business or use, allow or tolerate the use of the Leased Premises or any part thereof for any activity that in the opinion of the Lessor would tarnish the character, quality or reputation of the Lessor or the Building, or for any fraudulent or immoral practice, or carry out in the Leased Premises any activity that would be dangerous or harmful or would do anything whatsoever that could hinder the peaceable enjoyment of the other tenants or occupants of the Building or make noise or create foul odors that could inconvenience the other tenants or occupants or neighbors, or create or tolerate any losses or damages, alteration or deterioration of the Leased Premises or the Building or overload the floors in such a way as to jeopardize the structure of the Building. The Lessee, shall not, in any manner whatsoever, hold the Lessor liable for any damages or inconveniences that the Lessee may suffer due to the fault or actions of any other tenant or occupant of the Building, and the Lessee expressly waives all claims and recourses it may or could have in respect of the Lessor pursuant to Sections 1859 and 1861 of the Civil Code of Québec.

5.1.3

The Lessee acknowledges that the Lessor makes no representations or warranties that the Leased Premises may legally be used for activities carried out by the Lessee, notwithstanding the fact that such use complies with Sub-Section 5.1.1 of this Lease. It is the Lessee’s sole responsibility to obtain any permits, licenses or authorizations required by the relevant administrative authorities, civil servants, or relevant government officials. Notwithstanding the generality of the foregoing, the Lessee is not entitled to invoke inability to obtain any permits, licenses or authorizations as a basis for terminating this Lease.

5.2	Maintenance

The Lessee undertakes to keep the Leased Premises clean and in good order and condition at all time during the Term. Notwithstanding the foregoing, the regular cleaning of the Leased Premises and the Building shall be conducted by the Lessor.

5.3	Access

The Lessee will have access to the Leased Premises 24 hours a day, 365 days a year.

5.4	Occupancy Limit

The Lessee undertakes and agrees not to have more than the number of persons indicated in Schedule A in the Leased Premises at any given moment, except in exceptional circumstances.

5.5	Parking Space

5.5.1

The Lessee shall have, for the duration of the Term, the exclusive use of 30 parking spaces which shall be located in the area shown on the site plan attached hereto as Appendix 5.5, at no additional charge, which parking spaces shall be identified by the Lessor from time to time during the duration of the Term and shall be usable by any of Lessee’s employees and visitors. During the Term of the Lease, the Lessee undertakes to ensure that its employees and visitors park their vehicles in such 30 parking spaces.

5.6	Rules

The Lessee undertakes to observe and apply the regulation appended hereto as Appendix 5.6 as may be modified by Lessor from time to time and any other subsequent regulations that the Lessor may deem it necessary or desirable to enact for, notably, the good reputation or cleanliness of the Building, the Common Facilities and the Leased Premises, for the use of and access to the Common Facilities, and for the handling, security and confinement of products inside the Building, the Common Facilities and the Leased Premises (the “Rules”). Such Rules, in addition to reasonable amendments, additions and changes that the Lessor may make and for which the Lessee shall receive a notice, shall be deemed to form an integral part of this Lease and shall be observed, followed and respected during the Lease Term in the same manner as all the other terms and conditions contained and stipulated herein. In case of conflict between the provisions of the Lease and the Rules, the provisions of the Lease shall prevail.

5.7	Visitors

It is hereby understood and agreed that authorized visitors will be allowed access to the Leased Premises and Common Facilities if they stay under the Lessee supervision. In all cases, the Lessee has full responsibility of visitors to whom he has given access.

At all times, the Lessee must apply the security procedures established by the Lessor.

5.8	Insurance

5.8.1

The Lessee shall, at its own expense, during the entire Lease Term, maintain in effect the insurance policies mentioned herein, issued by recognized insurers, which policies shall have terms and conditions acceptable to the Lessor and name the Lessor and any other person, corporation or company named by it as the additional insured, in accordance with their respective interests.

5.8.2

An “all risks” insurance policy for two million dollars ($2,000,000) against fire, equipment breakage, operating losses and other claims generally covered by such a policy, at all times covering the full replacement value of the Lessee’s assets in the Leased Premises, leasehold and other improvements made by the Lessee to the Leased Premises as well as any other asset for which the Lessee is legally responsible or assets installed by the Lessee or on its behalf on the Building.

5.8.3

A public liability insurance policy covering bodily injury, property damage, any liability assumed by the Lessee pursuant hereto and any liability arising from activities carried out by the Lessee and any other person in the Leased Premises, and work performed by the Lessee or by any other person, including persons for whom the Lessee is legally responsible, in any part of the Building.

This policy shall be taken out for an inclusive limit of no less than two million dollars ($2,000,000) for each claim involving bodily injury, death or property damage, or for a higher amount, which amount the Lessor may reasonably require, from time to time.

5.8.4	A business interruption insurance for an indemnity period of three (3) months.

5.8.5	Any other insurance policy that the Lessor may reasonably require, from time to time.

5.8.6

The Lessee shall not take any action, do anything whatsoever or keep in or close to the Leased Premises or the Building any product that could increase the risk of fire or increase the insurance premiums covering the Building. Under no circumstances shall the Lessee bring or keep in the Leased Premises flammable, explosive, hazardous or contaminated materials, unless used for its research and development activities as permitted under Section 5.1 and in compliance with all Applicable Laws and Section 5.10.5.

5.8.7

In the event of an increase in the insurance premiums of the Lessor with respect to any of the policies covering or pertaining to the Building due to the violation of the provisions of the Lease by the Lessee, or due to the nature of the Lessee’s business in the Leased Premises, the Lessor, in addition to its other recourses, may pay the increased premium, which premium plus ten percent (10%) in administration charges the Lessee shall promptly repay the Lessor as additional rent, on receipt of a statement of account to this effect.

5.8.8

Prior to the Effective Date of this Lease, and thereafter, the Lessee shall provide the Lessor with certificates attesting to the issuance and maintenance in effect of all insurance policies required pursuant hereto, immediately after the issuance of such insurance policies. If the Lessee fails to take out the insurance policy stipulated herein, to pay the applicable premiums or provide the aforementioned required certificates, the Lessor may, five (5) business days following a written notice to the Lessee to this effect, take out the required insurance policies on its own behalf and that of the Lessee, for a period not exceeding one year and pay the applicable premiums, if applicable, which premiums plus ten percent (10%) in administration charges the Lessee shall promptly repay the Lessor as additional rent, on receipt of a statement of account to this effect.

5.8.9	The Lessor shall maintain the required insurance policies in effect during the entire Term pursuant to this Lease.

5.8.10

The Lessee shall take out insurance coverage with companies duly authorized to conduct business in Canada and whose core business includes the insurance of such risks and to which the Lessor, which may, from time to time, hold hypothecary or other real rights to the property, has no reasonable objection, said insurance product being payable to said Parties according to their respective interests.

5.8.11

All insurance policies shall be subject to the approval of the Lessor in respect of their form and content, which approval shall not be unreasonably withheld and shall contain a provision under which the insurers shall not be subrogated to the rights the Lessee may have against the Lessor in respect of the indemnities paid such that, in case of loss, the insurers have no recourse whatsoever either against the Lessor or the Lessee.

5.9	Security Equipment

The Lessee undertakes and agrees not to temper with, alter, remove or otherwise disable any and all security equipment in the Leased Premises and in the Building, including, but not limited to fire prevention and detection equipment.

5.10	Environment

5.10.1

The Lessee represents and warrants that it shall comply, at all times and at its expense, with any Applicable Laws aimed at regulating or protecting human health and safety or the environment or existing or imminent emissions, spills or discharges of Hazardous Materials into the environment or aimed at the treatment, warehousing, storage, elimination, transportation or handling of Hazardous Materials (hereinafter referred to as the “Environmental Laws”).

5.10.2

Without limiting the scope of the foregoing and any other clause of this Lease, the Lessee undertakes to strictly comply with Environmental Laws in respect of the manufacture, processing, distribution, treatment, storage, warehousing, presence, transportation, use, disposal, pumping, injection, deposit, elimination, discharge, packaging, labelling, recycling, dispersion or leaching into the environment, leaking, spill, discharge, emanation, emission, deposit, handling, containment, clean-up or other remediation or corrective action of or in respect of any flammable liquid, explosive, solvent, contaminant, toxic substance or hazardous material or waste, including any chemical or other products included in the definition of “hazardous materials,” “hazardous waste,” “highly hazardous waste,” “quasi-hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “harmful products,” or terms with similar meanings in any Environmental Law (hereinafter referred to as “Hazardous Materials”).

5.10.3

The Lessee undertakes to indemnify and hold the Lessor harmless from all costs, claims, losses, damages, liabilities, civil convictions and fines, criminal convictions and fines, penalties, expenses (including all legal, judicial or extrajudicial fees and expenses), investigation, remediation, monitoring, cleaning and restoration costs or any other damage arising from the failure of the Lessee (including its employees, contractors and agents and any other person for whom it is legally responsible) to comply with the obligations stipulated herein, including any third party claim or enforcement action regarding the presence of Hazardous Materials at the Leased Premises or which has migrated therefrom to any property adjoining or in the vicinity of the Leased Premises or the Building. The Lessee undertakes to post and keep posted in a clearly visible location in the work areas of the Leased Premises, any memorandum or press release of the Lessor in respect of Hazardous Materials. The aforementioned obligation to indemnify shall apply and survive beyond the Lease Term and shall apply until expiration of the applicable prescription period.

5.10.4	In addition to the foregoing, the Lessee agrees that:

(1)

if it produces or introduces in or around the Leased Premises, any Hazardous Materials whatsoever or if the conduct of its business entails the production or presence of any Hazardous Materials whatsoever in and around the Leased Premises, then, and notwithstanding any provision to the contrary in this Lease or the Applicable Law, such Hazardous Materials will be and remain the exclusive property of the Lessee or its customers on behalf of whom the Lessee provides services and shall not become the property of the Lessor, notwithstanding the extent to which the Hazardous Materials or products containing Hazardous Materials are integrated into the Leased Premises and notwithstanding the expiration or early termination of the Lease;

(2)

upon expiration or early termination of the Lease, the Lessee shall, at its expense, remove and dispose of all Hazardous Materials and all storage and other containers, in accordance with the Environmental Laws to the extent required by the Lessor, and in the case where such removal and disposal involves excavation work on the Leased Premises, in the Building or on the Building, the Lessee shall return the Leased Premises or the Building, as the case may be, in the same condition in which it was found immediately prior to the excavation, using only earth or other clean, uncontaminated materials, to the full satisfaction of the Lessor;

(3)

Moreover, and subject to the other recourses of the Lessor pursuant hereto or under Applicable Law, should the Leased Premises remain vacant or can only be partially occupied following termination of this Lease, directly or indirectly due to the failure of the Lessee to fulfill its obligations pursuant to this Section 5.10; then, notwithstanding such Lease termination and in addition to all damages the Lessor may claim from the Lessee, the Lessee shall be deemed to continue occupying the Leased Premises on a monthly rental basis and shall be required to pay the Lessor Rent in advance at a monthly rate equal to one hundred percent (100%) of the Rent payment for the last month of the Term. In the event the arrival of a new tenant is postponed by the delay incurred by this continued occupancy, the Lessee shall be required to pay the Lessor Rent in advance at a monthly rate equal to two hundred percent (200%) of the Rent payment for the last month of the Term. Such rental on a monthly basis shall be deemed to continue until such time as the cleaning of the Leased Premises and all repairs to the Leased Premises and/or the Building are completed, and the Leased Premises and/or the Building or any parts thereof are returned to their original condition.

5.10.5	The Lessee agrees that it will not use Hazardous Materials in carrying out its activities, unless it complies with the following conditions:

(1)	Appropriate measures in accordance with Applicable Laws and the Rules, are taken with respect to the acquisition, handling, storage, utilization and disposal of Hazardous Materials;

(2)	The list of Hazardous Materials and updates thereto are submitted to the Lessor once a year;

(3)	The maximum quantities of flammable and combustible liquids in the Leased Premises must be compliant with Appendix 3.

5.10.6

The Lessee undertakes to ensure that the emission, transportation, deposit, discharge, release or disposal by the Lessee of all Hazardous Materials or waste (including waste water and waste oils) in the ground, atmosphere, water, or above water is carried out in accordance with all Applicable Laws. Where necessary, the Lessee undertakes to obtain all required authorizations in this regard from the competent authorities and where required, submit all required declarations to the relevant authorities.

5.11	Compliance with standards

5.11.1	The Lessor represents and warrants that the Leased Premises conform with all Applicable Laws at the beginning of the Term of the Lease.

5.11.2	The Lessee must, during the term of this Lease, at its expense, promptly respect and conform to all current and future Applicable Laws.

5.11.3

Upon Lessor’s request, the Lessee must, at its own expense, hand over to the Lessor, an attestation certificate that is produced by a qualified and recognized professional, confirming that the Lessee’s operations conform to the biosafety standards as prescribed in the latest edition of the “Laboratory Biosafety Guidelines” by Health Canada.

5.12	Overload

The Lessee may not install in or on the Leased Premises any machine, equipment or other object that by reason of its weight or size may cause damage to the Leased Premises and it may not, in any event, overload the floors of the Leased Premises other than the NMR machine that the Lessee disclosed that it would be installing in the Leased Premises and for which the Lessor reinforced the floors. If any damage is caused to the Leased Premises by any machinery, equipment or object other than the said NMR machine or as the result of any negligence or abuse on the part of the Lessee, its cleaning staff, agents or employees or any person conducting business with the Lessee, the Lessee must, at the Lessor’s option, immediately repair the damage or pay the Lessor for the costs of repairs, without prejudice to any other recourse the Lessor may have under this Lease.

5.13	Repairs

The Lessee shall promptly notify the Lessor in writing of any deterioration or any material damage to the Leased Premises resulting from any cause whatsoever.

5.14	Minor Repairs

The Lessor must make all minor repairs which may become necessary and more specifically, must maintain, at its expense, waste pipes, weep holes, tanks, sinks, cabinets and other accessories on the Leased Premises and repair all damage which might be caused to such accessory equipment. Notwithstanding the foregoing, minor repairs required to be made at the Leased Premises as a result of Lessee’s fault or neglect in the use of the Leased Premises or any material located therein shall be completed by the Lessor and reimbursed by the Lessee, plus a 10% administration fee.

5.15	Major Repairs

5.15.1	The Lessee shall immediately notify the Lessor in writing of any major repairs required to the Leased Premises.

5.15.2

The Lessee hereby acknowledges that it must endure all major repairs made by the Lessor during the term of this Lease without being entitled to claim damages, provided that the duration of major repairs stays within a reasonable delay which will take into account the nature and amount of repairs.

5.16	Modifications, Additions and Improvements

5.16.1

The Lessee may not make any structural or non-structural modifications or improvements to the Leased Premises without prior submission of plans and specifications to the Lessor for which written consent may not be unreasonably refused.

5.16.2

Said modifications, additions or improvements must be carried out under the contractorship and supervision of the Lessor and in accordance with approved plans and specifications and all Applicable Laws of all public and quasi-public authorities having jurisdiction, including without limitation, the Fire Insurance Association and all other insurers of the Building.

5.16.3	If the Lessee wishes to make changes to these plans and specifications after they have been approved by the Lessor, such changes shall be submitted to the Lessor for its written approval.

5.16.4

If such plans are reasonably refused by the Lessor, (except in respect of the alterations, modifications or repairs contemplated in Section 5.16.8, where the Lessor may refuse at its sole discretion), the Lessee shall make the appropriate corrections and resubmit the modified plans to the Lessor for approval;

5.16.5

The Lessee is responsible for all costs incurred with respect to these modifications and improvements, plus a 10% administration fee, without any liability or obligation whatsoever being incurred by the Lessor.

5.16.6

Upon expiration of this Lease, the Lessee must leave the Leased Premises in the condition in which they were modified and/or improved; all modifications, additions or improvements become the property of the Lessor. The Lessee is not entitled to compensation or damages with respect to said modifications, additions or improvements.

5.16.7

The Lessee is not entitled to enter into any deed or agreement that is likely to create or form the basis of a lien, servitude, hypothec or other encumbrance on the Building of the Lessor or on any interest the Lessor may have in the Building or Leased Premises; If, as the result of an action or omission (or other alleged action or omission) on the part of the Lessee, a hypothec or other lien is registered against the Building of the Lessor or the Leased Premises, the Lessee must at its own expense have such liens immediately radiated and cancelled.

5.16.8

Notwithstanding the provisions of Section 5.16.1 hereof, the Lessee shall not, under any circumstances, be authorized to make, without the prior written consent of the Lessor, which consent the Lessor may refuse in its sole discretion, alterations, modifications or improvements to the Leased Premises or install any equipment that (i) involves new structures or additional structures to the Building, (ii) may affect or change, in any manner whatsoever, the exterior appearance of the Building, (iii) may affect the mechanical, electrical, heating, ventilation, air conditioning, plumbing, control and sprinkler systems of the Leased Premises or the Building, or may affect any guarantee in respect of such systems or improvements, (iv) may, in any manner whatsoever, be considered a natural structure or that would otherwise affect the structure or any part of the Building or any part of the land on which the Building is erected on, (v) may affect the roof of the Building, including its components, (vi) would be installed outside the Leased Premises, or (vii) fails to respect or is not in harmony with the master plan of the Technoparc Montreal and its design criteria, the whole as reasonably determined by the Lessor and its professionals. Moreover, insofar as the alterations, modifications or improvements to be made by the Lessee would affect one of the preceding elements and the Lessee has obtained the prior written approval of the Lessor, the Lessee, in order to perform the work, shall use the contractors, subcontractors, architects and engineers designated by the Lessor, the whole at the Lessee’s expense.

5.16.9

Notwithstanding the provisions of Article 7 hereof and any obligation of the Lessor to make repairs and for any reconstruction as stipulated in this Section, if a hypothecary creditor with an interest in an insurance benefit due to damage or destruction of the Building or the Leased Premises refuses to allow the use of such benefit for repairs, replacement, reconstruction or restoration as stipulated above or for payment of amounts incurred or that will be incurred for such purposes, or if the damages or destruction are caused by a risk against which the Lessor is not insured, or if the insurance benefits are not sufficient to cover all the costs of the reconstruction or repair (including professional fees and expenses, financing charges and other costs of a similar nature), or if fewer than two (2) years remain to the Term, then, in the event of such damages or destruction, and provided that a written notice in each case was provided to the Lessee by the Lessor within thirty (30) business days following such damage or destruction, the obligation of the Lessor to repair or rebuild, as stipulated above, shall come to an end and become null and void and the Lease shall terminate effective as of the first day following the date of the damage or destruction, unless the Lessor, in its sole discretion, concurrently with this notice, notifies the Lessee that notwithstanding the decision of the hypothecary creditor or the absence or insufficiency of the insurance coverage, it decides to repair and rebuild, in which case the provisions of Article 7 will apply mutatis mutandis. If the Lease is terminated as mentioned above, the Rent and any other amounts payable by the Lessee pursuant to the Lease provisions will be adjusted accordingly and the Lessee shall be responsible for the full payment of such Rent until the date of such damage or destruction.

5.16.10

No clauses hereof shall obligate the Lessor to repair, replace or rebuild any alteration, addition, installation, modification, improvement, work of the Lessee or any other improvement or asset of the Lessee.

5.16.11

If the Lessor repairs the Leased Premises as stipulated herein, the Lessee will be obligated to promptly and diligently repair, replace or rebuild its alterations, additions, installations, modifications, improvements, the work of the Lessee as well as the assets located in the Leased Premises prior to such damage or destruction, such that the Lessee can use and occupy the Leased Premises, and in all cases the Lessee shall repair, replace or rebuild them within sixty (60) days of the date on which the Lessor completed its work. Notwithstanding all the provisions of Article 7 to the contrary, if the Lessee fails to complete these repairs, replacements or reconstruction within the sixty (60) days mentioned above, the total Rent will still be payable upon expiration of this deadline, without any reduction or deduction.

5.17	Access to Premises

5.17.1

The Lessor and its representatives will have the right, at any reasonable time during the Term and following a reasonable notice to the Lessee (except in emergency situations where no notice is required), to enter the Leased Premises to examine the condition of the Leased Premises.

5.17.2

The Lessor may at any time, without prior notice to the Lessee, perform emergency minor repairs and invoice the cost to the Lessee, which are the Lessee’s responsibility pursuant to this Lease. The Lessor acknowledges the confidential nature of the activities of the Lessee in the Leased Premises and undertakes, when its employees or any persons under its control have access to the Leased Premises, to take reasonable measures to preserve this confidentiality.

5.17.3

During the last six (6) months of this Lease, the Lessee must permit prospective tenants to visit the premises. The Lessor must identify the visitors and advise the Lessee two (2) working days prior to the visit.

5.18	Lease Preparation Expenses

5.18.1

Both Parties agree that the Lessor is responsible for the preparation of the first draft of the Lease. Both Parties agree that they are each responsible for their share of legal fees incurred in the negotiation of the Lease. Furthermore, neither Party may incur such legal fees, payable by the other Party, without having obtained prior written permission of the latter.

5.18.2	The Lessee acknowledges that is has dealt with no other broker other than CBRE regarding the proposed Lease. Both Parties agree that the

Lessor shall be responsible for any compensation to CBRE in connection with the negotiation and execution of the Lease between the Lessor and the Lessee. No other broker or agent shall negotiate or participate in the negotiation or execution of the Lease between the Lessor and the Lessee.

5.19	Non-Responsibility of the Lessor

5.19.1

The Lessee releases from liability and holds the Lessor harmless from all damages or losses caused directly or indirectly to the property, merchandise or operations of the Lessee on the Leased Premises, caused by the occupants of adjacent premises by reason of a fallen wall, plaster or ceiling, snow, or rain or by reason of a heating unit, humidity or flood; the Lessor must however appropriately maintain the Leased Premises and take the necessary measures to prevent or repair any defects when so notified.

5.19.2

Except for gross negligence, the Lessor, its agents, representatives, employees or contractors shall not be held liable for any damage caused to the Leased Premises or its contents as a result of entry on the Leased Premises by the Lessor, its agents, representatives, employees or contractors for inspection purposes or to carry out any work whatsoever, or in the case of an emergency.

5.19.3

It is further agreed that the Lessee releases the Lessor from all liability that may result from the interruption of services in the Building, provided the Lessor takes all necessary steps to restore such services with all due diligence. Therefore, the Lessee hereby expressly waives the right to all damages resulting from loss of enjoyment of the Leased Premises subject to Section 6.1 of this Lease.

5.19.4

The Lessee releases the Lessor from all liability resulting from the use by the Lessee of equipment and instruments provided by Lessor or on its behalf; the Lessor must, however, maintain such equipment and instruments in good working order, and take all necessary measures to repair same when so notified.

5.19.5

Save in the event of the gross negligence of the Lessor, the Lessor shall, under no circumstances, be held liable in any manner whatsoever for any losses, costs, damages or expenses, whether direct or indirect, arising from any interruption in the provision of any service or additional service regardless of their nature. The Lessee shall not be entitled, following any such interruption, to obtain compensation or reduction in Rent or be entitled to terminate the Lease. The Lessor may interrupt the use or provision of any service when necessary following an accident, defective operation, or in accordance with any Applicable Laws, or during any repairs, improvements or rebuilding that the Lessor deems necessary.

5.20	Return of Leased Premises

5.20.1

Upon expiration or early termination of the Lease, the Lessee shall peacefully return to the Lessor, the vacant possession of the Leased Premises as well as all leasehold improvements, additions, modifications, changes or construction that, at all times prior to or during the Lease Term, will be or were made to the Leased Premises, in a good condition, with the exception of normal wear and tear, the whole, without the Lessee or any other person claiming any compensation whatsoever.

5.20.2

The Lessee may, during the Lease Term, remove its machinery and equipment during the normal course of business, provided that such equipment and machinery exceed the needs of the Lessee, or provided that the Lessee replace said equipment and machinery with similar new equipment, and provided that in each case the Lessee is not in default under the terms of this Lease and that removal does not constitute a breach of the clauses hereof. The machinery and equipment of the Lessee does not include: a) the heating, ventilation or air conditioning systems; b) machinery, installations and equipment located in or serving the Leased Premises or incorporated therein or into the Building or that cannot be removed without damaging the Leased Premises or the Building; c) floor coverings, light fixtures and doors; d) which machinery and equipment are all deemed to be leasehold improvements and the property of the Lessor.

5.20.3

The Lessee shall, upon expiration or early termination of the Lease, return the Leased Premises in the condition in which the Lessee is required to maintain them pursuant to the terms of this Agreement, with the exception of normal wear and tear, and remove its machinery and equipment, and repair all damages caused by such removal.

5.20.4

Furthermore, the Lessee shall, upon expiration or early termination of the Lease, immediately remove at its expense the alterations, modifications, additions, installations and improvements made by the Lessee or by the Lessor for the Lessee prior to or following the Effective Date and repair all damages caused by such installation or removal. Any equipment or machinery or other property left by the Lessee in the Leased Premises upon expiration or early termination of the Lease shall become the sole property of the Lessor, without the Lessee or any other person claiming any compensation whatsoever. The Lessor may dispose of such equipment or machinery in any manner it deems appropriate. The obligations of the Lessee of this Sub-Section shall survive the expiration and early termination of the Lease.

5.20.5	For greater certainty, the provisions included in this Section 5.20 do not increase Lessee’s obligations set forth under Sections 5.13, 5.14, 5.15 and 5.16.

5.21	Alternative Execution

5.21.1

It is hereby expressly understood and agreed that if, at any time and as often as the situation arises, the Lessee fails to fulfill or execute any of its obligations under the terms of this Lease, the Lessor may, without excusing or releasing the Lessee from such obligations, itself respect and fulfill said obligation or obligations of the Lessee.

5.21.2

In this regard, the Lessor may pay the amounts required or deemed necessary and subsequently collect from the Lessee such amounts plus applicable interest charged from the date on which the Lessor paid said amounts, at the interest rate agreed to herein as additional rent; the Lessee undertakes to immediately reimburse all such expenses as well as the applicable interest on such amounts at the agreed upon rate.

6	LESSOR’S OBLIGATIONS

6.1	Lessor’s Work

6.1.1

The Leased Premises shall be fully completed in accordance with the specifications described on Appendix 6.1 attached hereto on or prior to the Commencement Date, at Lessor’s sole expense, with the intention to provide the Lessee with a Leased Premises equipped with all base building systems, including HVAC system, electrical, life safety and plumbing systems in good working condition (collectively, the “Lessor’s Work”). Any amendments to the specifications described on Appendix 6.1 shall be agreed to by the Lessor and the Lessee, prior to the Lessor commencing the Lessor’s Work.

6.1.2

The Lessor’s Work shall be performed in a good and workmanlike manner, in compliance with all Applicable Laws and Lessor shall obtain and keep in full force and effect and in good standing, at its own cost, all approvals and permits from authorities having jurisdiction in respect thereof. Any work in addition to any of the items specifically enumerated as Lessor’s Work shall be performed at the own costs and expenses of the Lessee.

6.1.3

The Lessee and the Lessor and their respective professional consultants will tour the Leased Premises thirty (30) days prior to the Commencement Date in order to review whether substantial completion of the Lessor’s Work is on schedule. Within ten (10) days following the inspection, the architect shall identify and list deficiencies in the Lessor’s Work, which list shall be provided to the Lessor and the Lessee (the “Deficiency List”). The Deficiency List shall be accompanied by a letter from the architect certifying that the Lessor has achieved substantial completion of the Lessor’s Work, subject to any deficiencies that are identified in the Deficiency List. Lessor will promptly provide a timeline satisfactory to the Lessee for rectification by the Lessor of all deficiencies identified in the Deficiency List. The Lessor will proceed forthwith to diligently rectify such deficiencies at its sole cost, provided that those minor deficiencies which do not materially interfere with the utilization of the work in question for such purpose (as determined by the Lessee, acting reasonably) may be rectified after the Commencement Date, in which case the Lessor will coordinate with the Lessee in order to correct such deficiencies so as to interfere as little as reasonably possible with Lessee’s use and enjoyment of the Leased Premises.

6.1.4

The Lessor acknowledges that it is critical to the Lessee that the Lessor provides substantial completion of the Lessor’s Work by the Commencement Date. If for any reason the Lessor is unable to provide substantial completion of the Lessor’s Work by the Commencement Date for reasons exclusively under Lessor’s control:

(a)

the Lessor will notify the Lessee of the new scheduled date for the Commencement Date, and the Commencement Date, the Initial Term and all other relevant dates and periods will be adjusted accordingly;

(b)

if the Lessor is unable to provide substantial completion of the Lessor’s Work by the Commencement Date, the Lessor shall be responsible to pay the Lessee (failing which Lessee may deduct such amount from the next payment or payments due by Lessee hereunder), as liquidated damages in full and final satisfaction of all Lessee’s claims in respect of such delay, for any month of delay, 125% of the monthly Rent set forth herein; and

(c)

if for any reason the Lessor is unable to provide substantial completion of the Lessor’s Work by December 31st, 2020, the Lessee but not the Lessor shall have the right at any time thereafter until a certificate of substantial completion of the Lessor’s Work is issued by the architect but no later, by written notice to the Lessor, to terminate this Lease at no cost, penalty or compensation by the Lessee and Lessor shall be liable to Lessee for the liquidated damages set forth in Subsection (b) only. Should the Lessee not exercise its termination right during the aforesaid prescribed period, then such termination right shall be automatically null and void and of no further force or effect.

6.1.5

Notwithstanding any other provision of this Lease, the Lessee shall benefit from a six (6) month period from the substantial completion (the “Warranty Period”) to notify the Lessor in writing of any visible, hidden or apparent defect affecting the Lessor’s Work or the Leased Premises and the Lessor shall promptly correct any such defect at its sole costs. At the expiry of the Warranty Period, except for the defects or required repair or replacement disclosed in writing to the Lessor, the Leased Premises shall be deemed to be in good and satisfactory order.

6.1.6	Without limiting any other provision of this Lease, Lessor represents, warrants and covenants that, as at the Commencement Date:

(a)	the Building shall comply with all Applicable Laws, including all applicable Environmental Laws;

(b)

the Building shall be free of any Hazardous Materials which are in violation of any applicable Environmental Laws and that no Hazardous Material in violation of any applicable Environmental Laws shall have migrated from any adjoining property into the Building; and

(c)

the Building and all buildings, structures, improvements, facilities, equipment and Building systems shall be in brand new operating condition and order and shall be adequate and suitable for operation by Lessee.

6.1.7	Change Orders

6.1.8

Any changes to the scope of work to be performed by the Lessor under the terms hereof requested by the Lessee shall be at its sole costs and be payable upon approval by the Lessee of a change order to be delivered by the Lessor to the Lessee reflecting such requested change.

6.2	Peaceable Enjoyment

While and so long as the Lessee conforms to the terms and conditions of this Lease, the Lessor must provide the Lessee with peaceable enjoyment of the Leased Premises and Common Facilities for the term of this Lease, without interruption or disturbance on the part of the Lessor or its representatives.

6.3	Operating Expenses

6.3.1

Subject to any provisions to the contrary contained in this Lease, the Lessor must without any liability being incurred by the Lessee, assume all maintenance, electricity, gas, water, steam, fuel, heating and air conditioning costs and expenses related to the Building, Common Facilities and the Leased Premises.

6.3.2

In the event the Lessor considers that modifications, additions or improvements made to the Leased Premises for the Lessee increase the operating costs set out in Sub-Section 6.3.1, the Lessee must, without any liability being incurred by the Lessor, assume such additional costs.

6.4	HVAC

6.4.1

The Lessor must heat the Building, Common Facilities and the Leased Premises and, when and as required, must provide air conditioning from 20°C to 24°C during Normal Business Hours, excluding statutory holidays in the Province of Québec. The foregoing shall not limit the provisions set forth in Section 5.3.

6.4.2

Notwithstanding the foregoing, the Lessee shall have the right to override and control the HVAC system of the laboratory component of the Leased Premises during week-ends and statutory holidays in the Province of Québec, and outside the Normal Business Hours (the “Override Right”), the whole at the Lessor’s cost and expense. Notwithstanding the foregoing, the Lessee shall reimburse the Lessor for the costs and expenses incurred by the Lessor in respect of such Override Right where such Override Right is exercised for more than 30 hours per month.

6.5	Services

6.5.1	The Lessor must provide the Lessee with the following services and must assume the costs thereof:

(1)	identification control access with respect to the doors and entrance identified on Appendix 6.5.1;

(2)	cleaning services;

(3)	purified deionized water;

(4)	high-speed Internet;

(5)	access to conference rooms

(6)	use of auditorium;

(7)	access of business centre / lounge;

(8)	networking and social activities;

(9)	maintenance of the Building and Common Facilities;

(10)	exterior landscaping and maintenance;

(11)	maintenance of parking lot; and

(12)	management of controlled building access and security patrols.

6.5.2

The Lessor provides those of the services below that the Lessee requests be provided to it, from time to time, against payment upon presentation by the Lessor of a monthly statement of account to this effect. The Lessee undertakes and agrees to procure such services exclusively with the Lessor. This obligation stems from the business model of the Lessor, the presence of facilities specifically designed for this purpose, and from the signing of sponsorship agreements with preferred suppliers that give access to preferable rates.

(1)

collection, segregation and safe elimination of biomedical, chemical and radioactive waste. For such services, the Lessee agrees to pay the Lessor, upon receipt of the statement of account to this effect, all the costs of the additional services, plus ten percent (10%) in administration charges;

(2)

supply of nitrogen, gas and liquid (and no other gas) in tanks or through a distribution network (if available) and cryogenic liquids. For such services, the Lessee agrees to pay the Lessor, upon receipt of the statement of account to this effect, all the costs of the additional services, plus ten percent (10%) in administration charges.

6.5.3

The Lessor and the Lessee acknowledge that a vacuum system and a compressed air system have been installed in the Leased Premises prior to the Commencement Date by the Lessee and at the Lessee’s sole costs and expenses. Notwithstanding the foregoing, the Lessor agrees to maintain such vacuum system and compressed air system during the Term and shall assume the costs thereof.

6.5.4

The Lessor may, on giving reasonable notice to the Lessee, interrupt or suspend the supply to the Building, Common Facilities and/or Leased Premises, of all services, including public utilities, for the purpose of carrying out repairs, modifications, improvements or additions in relation to the Leased Premises or any other part of the Building in which the Leased Premises are located, until completion of the repairs, modifications, improvements or additions.

6.6	Major Repairs

6.6.1

The Lessor hereby undertakes to make any major repairs required to the Leased Premises and assume all costs. The Lessor will coordinate the execution of all major repairs and of all external specialists required to complete such major repairs.

6.6.2

The Lessor will give to the Lessee, as soon as possible, a prior notice before the commencement of the work. The Lessor will submit to the Lessee regular written notices stating the progress of the repairs.

6.7	Signs

The Lessor hereby undertakes to provide the installation of standardized signs for both tenants and suites in the interior and exterior of the Building. All other signs must be approved by the Lessor.

7	FIRE AND DESTRUCTION OF LEASED PREMISES

7.1    If, during the Term, the Building is completely destroyed or damaged to such an extent that it is rendered completely unusable for any purpose whatsoever, the Lessor may, within sixty (60) days of the occurrence of said disaster, notify the Lessee of its intention to rebuild or repair the Building, in which case, provided that the Lessee cannot be held liable for the damages suffered, the Rent payable by the Lessee will be reduced in proportion to the diminution in the Lessee’s peaceable enjoyment until such time as the reconstruction and repairs are terminated, in which case the Lessee may not request termination of this Lease nor seek any indemnification, damages or other form of compensation from the Lessor. Should the Lessor fail to inform the Lessee of its intention to proceed with the above-mentioned reconstruction or repair of the Leased Premises, this Lease will be regarded as having terminated on the date of the destruction or damage, without any recourse whatsoever by the Lessee against the Lessor.

7.2    If, during the term of this Lease, the Building is only partially destroyed or damaged and requires extensive repairs but the Leased Premises are not destroyed or rendered unusable, the Lessor may, at its option:

7.2.1

terminate this Lease within thirty (30) days of the occurrence of the destruction or damage by virtue of the option to this effect hereby conferred by the Lessee, by manifesting its intentions in writing in which case, the Lease automatically terminates five (5) days following the receipt by the Lessee of the above-mentioned notice and the Lessee is not entitled to claim any indemnity, damages or other form of compensation whatsoever from the Lessor; or

7.2.2

within the same delay, notify the Lessee of its intention to rebuild or repair the Building, in which case the Lessee must endure the repairs without any reduction in Rent for the duration of the reconstruction or repairs and is not entitled to request termination of this Lease or claim any indemnification, damages or any other form of compensation whatsoever from the Lessor. In this case, the Lessor will complete the repairs within a reasonable delay which will take into account the nature and amount of the repairs. The Lessor will submit to the Lessee regular written notices stating the progress of the repairs.

7.3    If, during the term of this Lease, the Leased Premises are totally destroyed or damaged to such an extent that they are rendered completely unusable, the Lessee must notify the Lessor in writing of the occurrence of such destruction or damage and the Lessor may then within sixty (60) days of receipt of said notice inform the Lessee of its intention to rebuild or repair, in which case and provided that the Lessee can in no way be held liable for the damages, the Rent payable by the Lessee will be reduced in proportion to the diminution in peaceable enjoyment of the Leased Premises until such time as the reconstruction or repairs are completed. The Lessee will not be entitled to claim any indemnification, damages or any other form of compensation whatsoever from the Lessor. Should the Lessor fail to inform the Lessee of its intention to proceed with the above-mentioned reconstruction or repair of the Leased Premises, this Lease will be regarded as having terminated on the date of the destruction or damage, without any recourse whatsoever by the Lessee against the Lessor.

7.4    If, during the term of this Lease, the Leased Premises are only partially destroyed or damaged, the Lessee must immediately notify the Lessor in writing and the Lessor may then, within sixty (60) days of receipt of this notice:

7.4.1

terminate this Lease by virtue of the option hereby granted by the Lessee by manifesting its intentions to this effect by given written notice to the Lessee, in which case, the Lease automatically terminates on the first day of the month following receipt by the Lessee of such notice and the Lessee is not entitled to claim any indemnification, damages or any other form of compensation whatsoever from the Lessor; or

7.4.2

notify the Lessee of its intention to rebuild or repair the Leased Premises in which case, provided the Lessee cannot be held liable for the damages suffered, the Rent payable by the Lessee will be reduced in proportion to the diminution in peaceable enjoyment that it must endure until completion of the reconstruction or repairs and the Lessee is not entitled to claim any indemnification, damages or other any other form of compensation whatsoever from the Lessor.

8	RIGHT OF FIRST OPPORTUNITY

8.1    Provided (i) this Lease is then in full force and effect, (ii) the Lessee is itself in occupancy and carries on business in and from the entirety of the Leased Premises, and (iii) the Lessee is not in default in the performance of its obligations under this Lease, during the Term of the Lease:

8.1.1

the Lessor will notify the Lessee quarterly (the “2nd Floor ROFO Notice”) if, and only if, any space (the “2nd Floor ROFO Space”) that comprises all or any portion of the second (2nd) floor of the Building is available for lease. The Lessor shall have no obligation to notify the Lessee if no such 2nd Floor ROFO Space is available for lease. The 2nd Floor ROFO Notice shall include the terms and conditions the Lessor is willing to accept for the lease of the 2nd Floor ROFO Space. The Lessee shall have an ongoing right of first opportunity to lease the 2nd Floor ROFO Space during the Term by delivering to the Lessor, within ten (10) business days of receipt of the 2nd Floor ROFO Notice, a written offer to lease the 2nd Floor ROFO Space upon the terms and conditions provided in the 2nd Floor ROFO Notice, failing which the Lessor is free to accept the third party offer at any time before the next quarter on terms that are not more favorable to the tenant thereunder than those that were included in the most recent 2nd Floor ROFO Notice.

9	RIGHT OF FIRST REFUSAL

9.1    Provided (i) this Lease is then in full force and effect, (ii) the Lessee is itself in occupancy and carries on business in and from the entirety of the Leased Premises, and (iii) the Lessee is not in default in the performance of its obligations under this Lease, during the Term of the Lease:

9.1.1

the Lessor will notify the Lessee (the “Phase II ROFR Notice”) if it receives an offer from a bona fide third party which the Lessor is prepared to accept for any entire floor (the “Phase II ROFR Space”) that comprises the Phase II. The Lessee shall have an ongoing right of first refusal to lease the Phase II ROFR Space during the Term by delivering to the Lessor, within ten (10) business days of receipt of the Phase II ROFR Notice, a written offer to lease the Phase II ROFR Space upon the same terms and conditions than the third party offer, failing which the Lessor is free to accept the third party offer.

10	TERMINATION OF LEASE

10.1	Immediate termination

This Lease is automatically terminated, without notice or formal request, should any of the following events occur:

10.1.1	the Lessee makes an assignment of its assets to its creditors or submits a proposal to its creditors;

10.1.2	the Lessee files a petition in voluntary bankruptcy or bankruptcy proceedings are instituted against the Lessee;

10.1.3	a receiver or trustee in bankruptcy is appointed to administer the Lessee’s property;

10.1.4	the Lessee voluntarily attempts to liquidate its assets;

10.1.5	an enforcement notice is issued as the result of a judgment rendered against the Lessee;

10.1.6	the Lessee avails itself of the protection provided by insolvency legislation;

10.1.7	the Lessee abandons the Leased Premises before the expiration or renewal of this Lease, with or without the knowledge of the Lessor and without its authorization;

10.1.8

the Lessee acts in a manner or permits the occurrence of anything that would result in the immediate and irrevocable cancellation of an insurance policy on the Leased Premises or render the Leased Premises uninsurable;

10.1.9	the Lessee changes the use of the Leased Premises without obtaining the Lessor’s prior written authorization;

In each of the above-mentioned cases, the Lessor may, without notice or any other form of legal proceeding, immediately enter the Leased Premises and retake possession, and remove the Lessee’s effects from the Leased Premises. Furthermore, the full amount of the Rent for the current month and the following three (3) consecutive months become immediately due and payable; furthermore, the Lessor is immediately entitled to claim this amount, as well as all arrears and all other amounts that may be owing to the Lessor by the Lessee under the terms of this Lease, without prejudice to all other rights and recourses the Lessor may have under this Lease. Upon such a termination, the Lessee shall peacefully return the Leased Premises to the Lessor.

10.2	Termination Upon Notice

In addition to the causes for termination set out in Section 10.1, this Lease may be terminated by the Party not in default upon the expiration of a delay of thirty (30) days given in a written notice to the Party in default if the Party has not remedied said default to the satisfaction of the other Party, in any of the following situations:

10.2.1	the Lessee has not paid its Rent on the due date;

10.2.2

the Lessee fails to occupy the Leased Premises for a period of thirty (30) consecutive days of for a period of sixty (60) days within any given ninety (90) day period without the prior written consent of the Lessor;

10.2.3	there occurs a change of control of the Lessee without the Lessor’s prior authorization which shall not be unreasonably withheld as set forth in Section 11.14;

10.2.4	the Lessee assigns this Lease or sub-leases the Leased Premises or permits a third party to occupy the Leased Premises without obtaining the Lessor’s prior authorization, as required under this Lease;

10.2.5

any insurance policy of the Lessee covering any part of the Leased Premises is cancelled or adversely changed or is not renewed as a result of any use or occupancy of the Leased Premises, or the Lessee acts in a manner or permits the occurrence of anything that would result in the possible cancellation of an insurance policy on the Leased Premises, and does not take the necessary steps to remedy this occurrence, within the time prescribed by the insurer’s written notice to that effect;

10.2.6	the Lessor omits, refuses or neglects to repair at its expense construction defects, hidden defects and defective work that restrict the use of the Leased Premises;

10.2.7

if the Lessee fails to respect any regulation or any directive, instruction, agreement or rule and, if applicable, any written agreement, the whole, in respect of the use of the Common Facilities or specialized equipment provided by the Lessor;

10.2.8	the total expropriation of the Leased Premises by a government authority.

Where the Lessee is in default and fails to correct such default in the prescribed delay, the Lessor may immediately terminate this Lease, repossess the Leased Premises, lease them and retain whatever rent is collected from the new Lessee as compensatory damages, without prejudice to any other rights and recourses the Lessor may have against the Lessee for all rent and other amounts owing under the terms of this Lease or at law.

Where the Lessor is in default, the Lessee is entitled, at its option, to request a reduction in Rent, or terminate the Lease at a date of its choosing without prejudice to all of its other legal rights and remedies.

10.3	Notice

Subject to any other clause of this Agreement to the contrary, any notice required by virtue of this Agreement is properly given provided it is in writing and delivered by a means of communication allowing the sender to prove that said notice was delivered to the intended recipient at the address indicated in Schedule A or at any other address that may be indicated by said recipient in accordance with this clause.

11	GENERAL DISPOSITIONS

11.1	Lessee’s Current Lease

The Lessor hereby agrees to work closely and in good faith with the Lessee in order to help the Lessee to secure a subtenant or lease transferee who would agree to sublease or take over the Lessee’s current lease at 7210 Frederick-Banting Street, Suite 100, Saint-Laurent, Province of Québec. Notwithstanding the foregoing, in the event the Parties, working in good faith, are unable to find said subtenant or transferee, the Lessor shall bear no responsibility. The Lessor and the Lessee acknowledge that the Lessee has entered into an agreement with CBRE as of the Effective Date whereby CBRE has agreed to act as broker for and on behalf of the Lessee in order to sublease the Lessee’s current lease at 7210 Frederick-Banting Street, Suite 100, Saint-Laurent, Province of Québec.

11.2	Waiver

The Lessee waives the benefit of Article 1854, second paragraph, Article 1859, Article 1864, Article 1865, Article 1868, Article 1869, Article 1871, Article 1873, Article 1878, Article 1879 and Article 1883 of the Civil Code of Québec, or any successor legislation to the same or similar effect.

11.3	Entire Agreement

The terms and conditions of this Lease supersede the terms and conditions of any and all prior agreements (including the letter of intention between the Lessor and the Lessee dated March 18, 2019) and any and all representations that may have been made prior to this Lease with respect to the subject matter of this Lease.

11.4	Governing Laws and Jurisdiction

11.4.1

This Lease, its interpretation, execution, application, enforceability and legal consequences are subject to the relevant legislation currently in force in the Province of Québec and which govern in whole or in part the clauses contained herein.

11.4.2

The Parties hereby elect domicile before the court of competent jurisdiction in the judicial district of Montreal, Québec, Canada, for the purpose of all legal proceedings that may be instituted as a consequence of this Lease, to the exclusion of all other judicial districts that may legally have jurisdiction regarding any such disputes so arising.

11.5	Headings.

The headings used in this Lease have no interpretative value whatsoever but are for convenience only and for the purpose of classifying and identifying the clauses constituting the agreement between the Parties to this Lease and, as such no significance may be attributed to such headings nor may they affect the interpretation of a given clause.

11.6	Gender and number

Where the context so requires, the masculine gender includes the feminine and vice versa, and similarly, the singular includes the plural and vice versa, with all the necessary grammatical changes being made in each case, so that the meaning of any sentence is clear and logical.

11.7	Canadian currency

All amounts of money stipulated in this Lease are expressed in Canadian currency. Furthermore, unless otherwise indicated in this Lease, the amounts indicated are not to be interpreted to include the goods and services tax (GST), the Québec sales tax (QST) and/or any other tax chargeable on this type of payment during the term of this Lease.

11.8	Appendices

All Schedules and Appendices to this Lease form an integral part of this Lease.

11.9	Force Majeure

Neither Party may be considered to be in default of its obligations if performance of its obligations under this Lease is delayed, impeded or prevented by reason of force majeure. Force majeure is any event beyond the control of the Parties to this Lease, which could not have been reasonably foreseen and against which they could not have protected themselves. Force majeure includes, without limitation, any act of God, strike, partial or total work stoppage, lock-out, fire, riot, civil or military intervention or any mandatory compliance with regulations or ordinances issued by a government authority and any act of war (declared or undeclared).

11.10	Severability

If any provision of this Lease is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Lease shall continue in full force and effect.

11.11	Enurement

This Lease will enure to Parties hereto, their legal representatives, successors and permitted assigns.

11.12	Prevalence

11.12.1

The Parties agree that the provisions of the Lease shall, at all times and in all manner, prevail over any provision of the Civil Code of Québec or any law contrary to or incompatible with a provision hereof, more specifically but without limitation in respect of i) the time limits granted to remedy a default, ii) any obligation of delivery or guarantee by the Lessor, iii) any obligation of any of the Parties in respect of the intended use of the Leased Premises or repairs, replacements or maintenance of the Leased Premises, iv) the time limit to respond to a request to assign the Lease of the Leased Premises or to sublease the Leased Premises, v) the release of the Lessee in case of a Lease assignment, vi) the tacit renewal of said Lease or vii) returning the Leased Premises in its original condition upon expiration of the Lease, the Parties expressly waiving the right to invoke any provision of any law to the contrary effect.

11.12.2

Notwithstanding Sections 1878 and 1879 of the Civil Code of Québec or any law or custom to the contrary effect, the Lease shall not be subject to a tacit renewal, and the Lessee shall not be entitled to occupy the Leased Premises after the end of the Lease Term unless the Lessor and the Lessee agree in writing prior to its termination on the terms and conditions of a Lease renewal or extension.

11.12.3

If the Lessee retains possession of the Leased Premises following the termination of the Lease Term without any written agreement to this effect, as stipulated above, the Lessee shall be deemed to occupy the Leased Premises against the will of the Lessor and only on a monthly basis at a rate equal to two hundred percent (200%) of the Rent payable for the last month of the Lease Term, which amount shall be payable in advance, subject to the right of the Lessor to enter the Leased Premises, take possession and evict the Lessee without notice or indemnity payable to the Lessee and subject to the other recourses of the Lessor pursuant hereto or under Applicable Law.

11.13	Further Assurance

11.13.1

At the request of the Lessor or any third party the Lessee must promptly execute all the documents or certificates deemed necessary or useful by the Lessor to give effect to any and all dispositions of this Lease.

11.13.2

If the Lessee fails to execute the above documents or certificates within a reasonable delay, the Lessee irrevocably designates the Lessor as its representative with full powers and authority to execute and deliver in the Lessee’s name any such documents or certificates.

11.14	Change of Control, Assignment and Sublease

11.14.1

The Lessee may not assign this Lease, in whole or in part, or sublease, in whole or in part, the Leased Premises, without the prior written consent of the Lessor, not to be unreasonably withheld, unless the assignment or sublease is made in favor of a wholly-owned subsidiary of the Lessee. For the purpose of the Lease, a change of control of the Lessee will be deemed an assignment to which this Section applies mutatis mutandis.

11.14.2

If the Lessee wishes to assign or sublease the Leased Premises, or transfer this Lease in any other manner, in whole or in part, or any interest therein, the Lessee must in each and every case provide the Lessor with prior written notice of its intention, designating the proposed assignee, sub-lessee or occupant; the Lessor must, within thirty (30) days of the notice, advise the Lessee in writing that it a) consents, or b) refuses to consent to the aforementioned assignment or sublease. The Lessor’s silence may, at no time, be interpreted as constituting consent to the transfer requested by the Lessee.

11.14.3	Without limiting the generality of the foregoing, in determining whether or not to grant its consent, it shall not be unreasonable for the Lessor to withhold its consent if:

a)	the Lessee is in default under this Lease beyond any applicable grace or cure period;

b)

in the Lessor’s opinion, arrived at in good faith, the transferee or any principal or principal shareholder of the transferee: (i) does not have a history of successful business operations in the business to be conducted in the Leased Premises; (ii) does not have a good credit rating; (iii) has a history of defaults under commercial leases; (iv) does not carry business in life science; or (v) the Lessor does not receive such financial, business or other information relating to the proposed transferee and its principals as the Lessor reasonably requires to enable it to make a determination concerning the matters set out in this Section.

11.14.4

Notwithstanding any assignment or sublease, the Lessee remains solidary liable for this Lease and is not relieved of its obligation to execute the terms, conditions and clauses of this Lease, including, without limiting the generality of the foregoing, the obligation to make all rent payments due under this Lease.

11.14.5

Any assignment of this Lease agreed to by the Lessor must be prepared by the Lessor or its attorneys, and all reasonable legal fees relating to this assignment must be assumed by the Lessee. Any consent granted by the Lessor is subject to the Lessee’s obligation to ensure that any assignee or sub-lessee agrees to be bound by all the terms, conditions and clauses in this Lease, as though the assignee or sub-lessee had originally signed this Lease as Lessee.

11.14.6

Notwithstanding the foregoing provisions, a change of control resulting from the transfer, assignment or sale of the voting shares of the Lessee by and between present and future shareholders of the Lessee that are venture capital funds shall not be deemed an assignment to which this Section applies. For the purposes hereof a “venture capital fund” shall mean a widely held fund which is not directly or indirectly controlled by a public pharmaceutical company nor by any one entity in particular.

11.15	Registration

The Lessee may register a notice of this lease pursuant to article 2999.1 of the Civil Code of Quebec without the consent of the Lessor.

11.16	Transfer by Lessor

The Lessor may, at any time and without the consent of the Lessee, sell, assign, transfer, lease, hypothecate, charge, encumber or otherwise deal with the whole or any part of its interest in the Leased Premises (subject always to this Lease and the rights of the Lessee hereunder) and all of its, right, title and interest in this Lease and the Rent payable hereunder.

11.17	Status Statement

The Lessee shall, within five (5) business days after receipt of written request from the Lessor, execute an acknowledgement or certificate in favour of any actual or prospective purchaser, creditor or encumbrancer, acknowledging or certifying as to the status of this Lease, as to any modifications thereof, as to any breaches of covenant known to the Lessee and as to the state of the Rent account, and such other matters as may be reasonably requested by the Lessor, with the intent that any such acknowledgement or certificate may be relied upon by the person to whom it is addressed.

11.18	Declarations

11.18.1	The Parties hereby expressly declare and acknowledge that the provisions of this Lease have not been unilaterally imposed by either of them but have instead been freely negotiated.

11.18.2

Furthermore, each Party has obtained an adequate explanation as to the nature and scope of each clause of this Lease and has had reasonable opportunity to have these clauses reviewed by its legal advisor and declares it is satisfied with the legibility and clarity of said clauses.

11.18.3

Lastly, each Party hereby declares and acknowledges that each clause in this Lease, including those that impose penalties or restrictions, is reasonable and necessary for the protection of their respective interests.

11.18.4	In consideration of the foregoing, each Party hereby expressly waives the right to invoke the nullity of any clause of this Lease on the grounds that it is incomprehensible, illegible or abusive.

11.19	Language

The Parties hereto confirm that it is their wish that this Agreement be drawn up in English only. Les parties aux présentes confirment leur volonté que cette convention soit rédigée en anglais seulement.

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Signatures are on the following page]

SIGNATURES

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the date indicated hereinabove.

(Lessor)	NEOMED INSTITUTE /s/ Pierre-Yves Desbiens
By: Pierre-Yves Desbiens, COO
(Lessee)	REPARE THERAPEUTICS INC. /s/ Lloyd Segal
By: Lloyd Segal, Chief Executive Officer

SCHEDULE A

GENERAL LEASE INFORMATION

1	LEASED PREMISES

Entire third (3rd) floor of the Building, measuring 17,123.46 rentable square feet, as outlined in Appendix 2.1.

2	TERM

The initial term of this Lease is for a period of sixty (60) months. As such, this Lease commences on the Commencement Date and terminates on June 30th, 2025 subject to early termination or renewal in accordance with the provisions of this Lease.

3	ANNUAL RENT PER SQUARE FEET

Year	Leased Premises
Year 1	$75.63
Year 2	$76.75
Year 3	$77.89
Year 4	$79.05
Year 5	$80.23

4	AUTOMATIC WITHDRAWAL INFORMATION

Name of bank, credit union or financial institution:

Account Number:

Branch Number:

Address:

Postal Code:

Signature(s):

5	OCCUPANCY LIMIT

6	NOTICE

6.1	LESSOR

NEOMED INSTITUTE

7171, Frederick-Banting Street

Saint-Laurent (Québec)

H4S 1Z9

Attention: Pierre-Yves Desbiens

6.2	LESSEE

REPARE THERAPEUTICS INC.

7210 Frederick-Banting Street

Suite 100

Saint-Laurent, QC

H4S 2A1

Attention: Lloyd Segal

2

APPENDIX 2.1

PLAN OF THE LEASED PREMISES

APPENDIX 3

MAXIMUM QUANTITIES OF FLAMMABLE AND COMBUSTIBLE LIQUIDS IN

LABORATORY UNITS OUTSIDE OF INSIDE LIQUID STORAGE AREAS

		Quantities in Use		Quantities in Use and Storage
Laboratory unit Fire Hazard Class	Flammable and Combustible Liquid Class	Maximum Quantity per 100 sq Ft of Laboratory Unit (L)	Maximum Quantity per Laboratory Unit (L)	Maximum Quantity per 100 sq Ft of Laboratory Unit (L)	Maximum Quantity per Laboratory Unit (L)
C (Low fire hazard)	I	7.5	570	15	1136
	I, II and IIIA	15	757	30	1515

APPENDIX 5.5

PARKING SPACES

APPENDIX 5.6

RESIDENT COMPANY POLICIES AND PROCEDURES GUIDE

APPENDIX 6.1

LESSOR’S WORK – SPECIFICATIONS

Details
Offices*
Laboratories*
Flooring*
Electrical network*
HVAC*
Lab Safety equipment*
Parking lot*
Exterior Landscaping
Controlled access**

*	Based on plans presented to the Lessee and further modified according to Lessee’s request and according to the directive #MA-03 of the Contract with BTL Construction.
**	Based on appendix 6.5.1

APPENDIX 6.5.1

CONTROLLED ACCESS DOORS